Exhibit 10.1

DIPLOMAT PHARMACY, INC.

Form of Restricted Stock Unit Award Agreement

Under 2014 Omnibus Incentive Plan

Grantee:
Grant Date:
Number of Restricted Stock Units:

1.                                      Grant of RSU.  Pursuant to the Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date set forth above, Diplomat Pharmacy, Inc. (the “Company”) grants to the Grantee identified above an award of      Restricted Stock Units (“RSUs”), on the terms and subject to the conditions set forth in this Restricted Stock Unit Award Agreement (this “Agreement”) and in the Plan. Each RSU represents the right to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common stock, no par value, of Diplomat Pharmacy, Inc. (“Common Stock”).  Capitalized terms not defined in this Agreement have the meanings ascribed to such terms in the Plan.

2.                                      Normal Vesting.   Except as provided in Paragraphs 3, the RSUs shall become vested                   (the “Vesting Date”), provided that Grantee has remained continuously employed by the Company or a Subsidiary from the Grant Date to such vesting date.

3.                                      Accelerated Vesting upon Termination after Change in Control.  Notwithstanding Paragraph 2 above, upon the termination without Cause by the Company or a Subsidiary (or a successor, as applicable) of Grantee’s service as an employee or if Grantee resigns for Good Reason (as defined below) in connection with or within one year following the consummation of a Change in Control, then the vesting of the RSUs shall accelerate such that 100% of the RSUs shall vest, effective immediately prior to such termination of Grantee’s employment.  In the event of a Change in Control, if the Company’s successor (which, for the purposes of this provision, is the acquirer of the Company’s assets in a Change in Control resulting from the sale of all or substantially all of the Company’s assets) does not agree to assume this Agreement, or to substitute an equivalent award or right for this Award, and if Grantee has remained continuously employed from the Grant Date to the date of the Change in Control, and does not voluntarily resign without continuing with the Company’s successor, then the vesting of the RSUs shall accelerate such that the RSUs shall be vested to the same extent as if Grantee had been terminated without Cause as described in this Paragraph 3, effective immediately prior to, and contingent upon, the consummation of such Change in Control.

As used herein, “Good Reason” shall mean Grantee’s resignation due to the occurrence of any of the following conditions which occurs without Grantee’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:  (1) a reduction of Grantee’s then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (2) a change in Grantee’s position with the Company that materially reduces Grantee’s duties, level of authority or responsibility; (3) a material breach of any employment agreement between Grantee and the Company or a Subsidiary (if any); or (4) the Company conditions Grantee’s continued service with the Company on Grantee’s being transferred to a site of employment that would increase Grantee’s one-way commute by more than 50 miles from Grantee’s then principal residence.  In order for Grantee to resign for Good Reason, Grantee must provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition.  Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the vesting acceleration described herein as a result of such proposed resignation.  If the Good Reason condition is not remedied within such 30-day period, Grantee may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.

As used herein, “Change in Control” shall mean a transaction or series of related transactions that both (i) meets the definition of the term “Change in Control” in the Plan, and (ii) meets the definition of a “change in control event” set forth in Treasury Regulation section 1.409A-3(i)(5).

4.                                      Issuance of Shares.  Except as provided in Paragraph 24 below, as soon as practicable (but within 30 days) after the vesting of this Award, the Company will issue and transfer to the Grantee one share of Common Stock for each RSU held by Grantee, subject to adjustment in accordance with Paragraph 10 below.  No fractional shares will be issued.

5.                                      Dividend Equivalent Rights.  For each cash dividend that is declared on the Common Stock after the date of this Award and prior to the Vesting Date and that is payable on or before the Vesting Date, then, on the payment date of such dividend, Grantee shall be credited with an amount equal to the cash value of the dividends that would have been paid to Grantee if one share of Common Stock had been issued on the Grant Date for each RSU granted to Grantee under this Award.  Each such credited amount shall vest on the same date that the RSUs under this Award vest, and (subject to Paragraph 24 below) the vested credited amount shall be paid in cash to Grantee, without interest, on the 30th day following the Vesting Date.

6.                                      Non-Transferability of RSUs.  The RSUs are personal to Grantee.  The RSUs are not transferable by Grantee.

7.                                      Restrictive Covenants; Compensation Recovery.  By signing this Agreement, Grantee acknowledges and agrees that the RSUs (and any stock or stock-based award previously granted by the Company or a Subsidiary to Grantee under the Plan or otherwise) shall (i) be subject to forfeiture as a result of Grantee’s violation of any agreement with the Company or a Subsidiary regarding non-competition, non-solicitation, confidentiality, non-disparagement, inventions and/or similar restrictive covenants (the “Restrictive Covenants Agreement”), and (ii) be subject to forfeiture and/or recovery under any compensation recovery policy that may be adopted from time to time by the Company or any of its Subsidiaries. For avoidance of doubt, compensation recovery rights to the RSUs or other shares of Company stock (including shares of stock acquired under previously granted stock-based awards) shall extend to the proceeds realized by Grantee due to sale or other transfer of such stock. Grantee’s prior execution of the Restrictive Covenants Agreement was a material inducement for the Company’s grant of the RSUs under this Agreement.

8.                                      Conformity with Plan.  This Award is intended to conform in all respects with and is subject to all applicable provisions of the Plan, which is incorporated herein by reference. Any inconsistencies between the provisions of this Agreement and the Plan shall be resolved in accordance with the provisions of the Plan.

9.                                      Rights as a Participant.  Nothing contained in this Agreement shall (i) interfere with or limit in any way the right of the Company or a Subsidiary to terminate Grantee’s employment at any time and for any or no reason, (ii) confer upon Grantee any right to be selected again as a Plan Participant, or (iii) require or permit any adjustment to the number of RSUs upon or as a result of the occurrence of any subsequent event (except as provided in Paragraph 13 of the Plan).  Since no property is transferred until the shares are issued upon vesting, Grantee acknowledges and agrees that Grantee cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the TSUs in Grantee’s gross income for the taxable year of the grant of the Award.

10.                               Withholding of Taxes.  The Company will determine, in its discretion, which of the following two methods will be used to satisfy the statutory minimum tax withholding obligations in connection with the payment of this Award:  (a) withholding from payment to Grantee sufficient cash and/or shares of Common Stock issuable under the Award having a fair market value sufficient to satisfy the withholding obligation; or (b) payment by Grantee to the Company the withholding amount by wire transfer, certified check, or other means acceptable to the Company, or by additional payroll withholding in the event Grantee fails to pay the withholding amount.  To the extent that the value of any whole shares of Common Stock withheld exceeds applicable tax withholding obligations, the Company agrees to pay the excess in cash to Grantee through payroll or by check as soon as practicable.

11.                               Resale Restrictions.  The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the RSUs. The Company currently intends to maintain this registration, but has no obligation to do so. If the registration ceases to be effective, Grantee will not be able to sell or transfer Common Stock issued to Grantee upon vesting of the RSUs unless an exemption from registration under applicable securities laws is available. Grantee agrees that any resale by Grantee of Common Stock acquired upon vesting of the RSUs shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. The Company shall not be obligated to issue the Common Stock or permit their resale if such issuance or resale would violate any such requirements.

12.                               Consent to Transfer of Personal Data.  In administering this Agreement and the Plan, or to comply with applicable legal, regulatory, tax or accounting requirements, it may be necessary for the Company to transfer certain Grantee personal data to a Subsidiary, or to outside service providers, or to governmental agencies. By signing this Agreement and accepting the award of the RSUs, Grantee consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of Grantee’s personal data to such entities for such purposes.

13.                               Consent to Electronic Delivery.  In lieu of receiving documents in hard copy paper format, Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, documents, forms and communications) in connection with the RSUs and any other prior or future incentive award or program made or offered by the Company, a Subsidiary and their predecessors or successors. Electronic delivery of a document to Grantee may be via a Company or Subsidiary email system or by reference to a location on a Company or Subsidiary intranet site to which Grantee has access.

14.                               No Ownership of Common Stock Until Vesting.  Prior to the vesting of the RSUs, the Grantee shall not possess any incidents of ownership of the Common Stock, including voting or dividend rights.

15.                               Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company, to the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to such other address as may be designated in writing by the Grantee.

16.                               Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

17.                               Invalid Provision.  The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

18.                               Modifications.  Except as provided in the Plan, no change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

19.                               Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

20.                               Governing Law.  This Agreement and the rights of the Grantee hereunder shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).

21.                               Headings.  The headings of the Paragraphs hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

22.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.                               Committee Determinations Final and Binding.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

24.                            Code Section 409A.  This Agreement (and the benefits and payments provided for under this Agreement) are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Code Section 409A), and this Agreement shall be interpreted and administered in a manner consistent with that intention; provided, however, that under no circumstances shall the Company or a Subsidiary be liable for any additional tax or other sanction imposed upon the Grantee, or other damage suffered by the Grantee, on account of this Agreement (or the benefits and payments provided for under this Agreement) being subject to and not in compliance with Code Section 409A. For purposes of this Agreement, if necessary to avoid the imposition of additional taxes upon the Grantee under Code Section 409A, the Grantee’s employment will not be considered to have terminated until and if the Grantee has experienced, in respect of the Company or a Subsidiary (or successor thereto), as applicable, a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h). Where Common Stock is required by this Agreement to be issued to the Grantee (and where dividend equivalent amounts are required to be paid to the Grantee) within a 30 day period following an applicable vesting date, the Company shall determine when during that 30 day period the Common Stock will be issued and the dividend equivalent amount will be paid to the Grantee.  If and to the extent necessary to avoid the imposition of additional taxes upon the Grantee under Code Section 409A, if the Grantee is entitled to receive Common Stock or dividend equivalent amounts upon or as a result of the Grantee’s separation from service, and if the Grantee is a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i)) on the date of his or her separation from service, notwithstanding any other provision of this Agreement to the contrary, such Common Stock shall be issued and such dividend equivalent amounts shall be paid to the Grantee only upon the earliest to occur of (i) the day next following the date that is the six-month anniversary of the date of the Grantee’s separation from service, or (ii) the date of the Grantee’s death.

[signature page follows]

Very Truly Yours,

Diplomat Pharmacy, Inc.

By

Name:
Its:

The undersigned hereby acknowledges having read this Agreement and the Plan and agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of:	GRANTEE:

Name: